Exhibit 10.1

POWER SOLUTIONS INTERNATIONAL, INC.

2026 PHANTOM UNIT PLAN

1. Purposes. The purposes of this Power Solutions International, Inc. 2026 Phantom Unit Plan (the “Plan”) are to further the growth, development and success of the Company by allowing the Company to grant to eligible Service Providers cash awards that are tied to the Fair Market Value Per Share.

2. Definitions. As used in the Plan, the following capitalized terms shall have the meanings set forth below:

(a) “Affiliate” means (i) a parent entity that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means an award of Phantom Units granted under Section 6 and the other terms and conditions of the Plan and the Phantom Unit Agreement evidencing such Award.

(c) “Board” means the Board of Directors of the Company or any Committee appointed to administer the Plan.

(d) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Phantom Unit Agreement or other written agreement between a Participant and the Company or an Affiliate applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or an Affiliate; (ii) the Participant’s material failure to abide by the Company’s or an Affiliate’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, the Participant’s improper use or disclosure of confidential or proprietary information of the Company or an Affiliate); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or an Affiliate’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or an Affiliate.

(e) “Change in Control” means the occurrence of any one or more of the following: (i) any corporation, person or other entity (other than Weichai America Corporation, the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (ii) (A) consummation of the Company’s merger or consolidation with or into another corporation other than a majority-owned subsidiary of the Company, or the sale or other disposition of at least eighty-five percent (85%) of the Company’s assets, and (B) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (iii) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; or (iv) Weichai America Corporation cease to beneficially own Securities representing at least forty percent (40%) of the total outstanding shares of common stock of the Company (calculated on a fully-diluted as-converted basis), resulting in Weichai America Corporation no longer having the right to designate a majority of the directors of the Board pursuant to the Investor Rights Agreement dated March 20, 2017. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code, a Change in Control shall not occur with respect to an Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(f) “Change in Control Termination” means an Involuntary Termination or resignation for Good Reason that occurs during the period beginning on the effective date of a Change in Control and ending twenty-four (24) months following the effective date of the Change in Control (the “Change in Control Period”). For such purposes, if the events giving rise to an employee’s right to resign for Good Reason arise within the Change in Control Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines.

(h) “Committee” means the compensation committee or other committee or subcommittee of the Board appointed to administer the Plan and having the powers specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee has all of the powers of the Board granted by the Plan.

(i) “Company” means Power Solutions International, Inc., a Delaware corporation, and any successor thereto.

(j) “Disability” means a mental or physical illness that entitles a Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders the Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate.

(k) “Employee” means any individual who is a common-law employee of the Company or an Affiliate.

(l) “Fair Market Value Per Share” means, as of any date, the value of a single Share, as determined as follows:

(i) If the Shares are traded in a Public Market, the Fair Market Value Per Share shall be the closing sale price of a Share as quoted on such Public Market on such date, as reported in a source the Company deems reliable. If the relevant date does not fall on a day on which the Shares have traded in such Public Market, the date on which the Fair Market Value Per Share shall be established shall be the last day on which the Shares were so traded immediately prior to the relevant date.

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(ii) If the Shares are not traded in a Public Market, the Fair Market Value Per Share shall be determined in good faith by the Board in its absolute discretion after giving consideration to such factors as the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded in a Public Market, subject to appropriate adjustments for the dissimilarities between such corporations and the Company, the book value, revenues and earnings prospects of the Company in light of market conditions generally, and such other factors, if any, as the Board shall deem relevant.

The Fair Market Value Per Share determined pursuant to this Section (2)(l) shall be final, binding, and conclusive on all parties for the purposes of this Plan.

(m) “Good Reason” means the occurrence of any of the following events, conditions or actions taken by the Company or an Affiliate without the Participant’s consent: (i) a material diminution in the Participants authorities, duties or responsibilities; provided that a Change in Control and subsequent conversion of the Company to a subsidiary, division or unit of the surviving or acquiring entity (including but not limited to the conversion to a subsidiary, division or unit of a privately held entity) will not result in a material diminution absent a material diminution of the Participant’s authorities, duties or responsibilities with respect to such subsidiary, division or unit, (ii) a material diminution in the Participant’s salary (unless pursuant to a compensation reduction program applicable generally to the Company’s similarly situated executive employees), or (iii) a requirement that the Participant relocate their principal place of employment to a location more than fifty (50) miles from the Participant’s then-current principal place of employment immediately prior to such relocation; provided, however, that in each case above, in order for the Participant’s resignation to be deemed to have been for Good Reason, (i) the Participant providing written notice thereof to the Company no later than (30) days following the first occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason for resignation, (ii) providing the Company a period of sixty (60) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason (the “Cure Period”), and (iii) the Participant must resign from employment within thirty (30) days following the expiration of Cure Period if the Company fails to remedy the condition.

(n) “Grant Date” means the date on which an Award is granted to a Participant, or such other date as may be specified in the applicable Participant’s Phantom Unit Agreement.

(o) “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) an employee’s resignation for Good Reason.

(p) “Participant” means a Service Provider who is eligible, pursuant to Section 5, and who has been selected, pursuant to Section 3(b), to participate in the Plan, and who holds one or more outstanding Awards under the Plan.

(q) “Phantom Unit Agreement” means the separate written agreement between the Company and a Participant setting forth the terms and conditions of a Participant’s Award.

(r) “Phantom Units” means an unfunded and unsecured obligation of the Company to pay cash to the Participant who holds such Phantom Units pursuant to Section 6 and subject to the other terms and conditions of the Plan and the Phantom Unit Agreement evidencing the Award of such Phantom Units.

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(s) “Plan” means this Power Solutions International, Inc. 2026 Phantom Unit Plan.

(t) “Public Market” means a national securities exchange on which the Shares are listed.

(u) “Securities” means any common stock or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Service” shall mean service as a Service Provider. In case of any dispute as to whether and when Service has terminated, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination. For the sake of clarity, Service as used in this Plan need not be co-incident with employment.

(x) “Service Provider” means any officer, manager, Employee, consultant, independent contractor, member of the Board or other similarly-situated individual with respect to the Company or any Affiliate.

(y) “Share” means one share of Stock.

(z) “Stock” means, unless otherwise determined by the Administrator in connection with an Award, the common stock of the Company.

(aa) “Tax-Related Items” means any or all federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items due in respect of such Award or related to the Participant’s participation in the Plan and legally applicable to the Participant.

(bb) “Trading Day” means any day on which the Public Market is open for trading, including any day on which the Public Market is open for trading for a period of time less than the customary time.

3. Administration of the Plan.

(a) In General. The Company, the Board, or a Committee thereof (the “Administrator”) shall have exclusive authority to operate, manage, administer and interpret the Plan in accordance with its terms and conditions.

(b) Authority of the Company. The Administrator shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. The Administrator shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those Service Providers who are eligible to receive Awards under the Plan. All determinations, decisions, actions and interpretations made or taken by the Administrator with respect to the Plan and/or any Phantom Unit Agreement, which need not be uniform as to all Participants, shall be final, conclusive and binding. Among other things, the Administrator shall have discretionary authority, in accordance with the terms of the Plan, to:

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(i) make all valuation determinations relating to Awards and the vesting (including but not limited to the acceleration of vesting), payment, settlement or conversion thereof;

(ii) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Phantom Unit Agreement; and

(iii) exercise all such other authorities, take any and all such other actions and make all such other determinations as the Company deems necessary or advisable for the proper operation and/or administration of the Plan.

(c) Phantom Unit Agreements. Each Award shall be evidenced by a Phantom Unit Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The Company shall determine the form, which may be electronic, and content of all Phantom Unit Agreements, subject to the terms and conditions of the Plan.

4. Awards Subject to the Plan.

(a) Grant Authority. The Board shall have full discretion to determine the aggregate dollar value of Awards to be granted under the Plan during any calendar year, subject to any annual budget approved by the Board. For purposes of this Section, the dollar value of each Award shall be measured as of its grant date. The Board may establish, modify, or eliminate any limit on the aggregate value of Awards that may be granted in any calendar year.

(b) Adjustment. Notwithstanding the foregoing, the Phantom Units subject to Awards shall be adjusted as provided in Section 8.

(c) Expired, Terminated, Forfeited or Cancelled Awards. Any Phantom Units subject to an Award that for any reason expires or is terminated, cancelled or forfeited without having been fully settled may, to the extent of any such expiration, termination, cancellation or forfeiture, be subject to future Awards.

5. Eligibility. Service Providers shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan.

6. Terms and Conditions of Awards.

(a) Awards. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Awards to eligible Service Providers in such amounts as the Administrator shall determine. Each Award will be denominated as a dollar amount. Each Award shall be evidenced by a Phantom Unit Agreement that shall specify the number of Phantom Units to which such Award relates and such other terms, conditions and provisions as may be required by the Plan or as may be determined appropriate by the Administrator in accordance with the Plan.

(b) Number of Phantom Units Subject to each Award. For each Award, the number of Phantom Units subject to the Award shall equal (x) the dollar value of the Award as of the grant date of such Award, divided by (y) the average Fair Market Value Per Share over the thirty (30) Trading Days immediately preceding the grant date of such Award, rounded down to the nearest whole Phantom Unit.

(c) Term of Awards. All Phantom Units subject to an Award shall expire and be cancelled on the expiration date (if any) set forth in the applicable Phantom Unit Agreement.

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(d) Payment of Awards. Subject to the terms and conditions of the Plan and those of the Phantom Unit Agreement evidencing such Award, each vested Phantom Unit granted to a Participant shall entitle such Participant to receive a cash payment in an amount equal to the average Fair Market Value Per Share, measured over the thirty (30) Trading Days immediately preceding the applicable vesting date, or such other measurement period as set forth in the Phantom Unit Agreement. The date on which such payment shall be made with respect to an Award is referred to as its “Settlement Date.”

(e) No Rights in the Company or any Affiliate. A Participant who is granted an Award shall under no circumstances have any rights to be treated as an equity holder or assignee of, or have any rights to receive any Shares or other equity interests in, the Company or any of its Affiliates or successors by reason of such Award. Without limiting the foregoing, Participants shall have no right to participate in any dividends or distributions issued by the Company.

7. Tax Withholding and Other Tax Matters. The Company and/or any Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of any or all Tax-Related Items and take any such other action as may be necessary or appropriate, as determined by the Company, to satisfy all obligations for the payment of such taxes; provided, however, that the ultimate liability for all such Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or an Affiliate.

8. Changes in Capital Structure.

(a) No Limitations on Company Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt, preferred or prior preference equity ahead of or affecting Phantom Units, the authorization or issuance of any equity interests in the Company, the dissolution or liquidation of the Company or any Affiliate, any sale or transfer of all or part of the Company’s or any Affiliate’s assets or business or any other corporate act or proceeding.

(b) Adjustment Provisions. In the event of an equity interest split, reverse equity interest split, combination or exchange of equity interests, or recapitalization or similar event affecting the Stock, or a merger, amalgamation, consolidation, acquisition of property or equity interests, separation, spin-off, split-up, reorganization, liquidation, change in form of business organization or similar event affecting the Company, the Company shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the Phantom Units subject to Awards and the class and kind of equity interests pursuant to which Phantom Units relate, and (ii) the number, class and kind of equity interests pursuant to which Awards may be issued under the Plan; provided, however, that the number of Phantom Units subject to any Award shall always be a whole number (subject to adjustments for rounding). All determinations of the Company as to adjustments, substitutions and changes, if any, under this Section 8 shall be conclusive and binding on all persons, including all Participants.

(c) Change in Control. Subject to the requirements and limitations of Section 409A of the Code, if applicable, in the event of a Change in Control, (i) each outstanding Phantom Unit that has vested or that vests prior to or upon the Change in Control shall be settled no later than immediately prior to the Change in Control; (ii) each outstanding Phantom Unit that has not vested as of the Change in Control may be assumed or continued by the Company or the acquiror in the transaction, or substituted with a substantially equivalent award with respect to acquiror’s stock, without the Participant’s consent; and (iii) each outstanding Phantom Unit that has not vested immediately prior to the Change in Control, to the extent not continued, assumed or substituted, shall become vested and settled immediately prior to, but conditioned upon, the occurrence of the consummation of a Change in Control, provided that the Participant’s Service has not terminated prior to the date of the Change in Control.

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9. Limits of Liability.

(a) Any liability of the Company or an Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the applicable Phantom Unit Agreement. None of the Company or any Affiliate thereof, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(b) The Company shall not be liable to any Participant or any other person as to any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, vesting or settlement of any Award.

10. Clawback. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Phantom Unit Agreement, and (ii) to the extent that such Participant is, or in the future becomes, subject to any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise.

11. Duration, Amendment and Termination.

(a) Effective Date and Duration of the Plan. The Plan shall become effective as of the date on which the Plan is adopted by the Company. The Plan shall remain in effect until the earlier of (i) the date the Plan is terminated by the Company in accordance with this Section 11(b) or (ii) the date on which there are no outstanding Awards and the Company determines to not issue any additional Awards in the future.

(b) Amendment and Termination of the Plan. The Administrator may, at any time and with or without prior notice, amend, alter, suspend or terminate the Plan, retroactively or otherwise, but no such amendment, alteration, suspension or termination of the Plan shall be made which would materially impair the previously accrued economic rights of any Participant with respect to a previously granted Award without such Participant’s written consent, unless any such amendment is made to comply with applicable laws, regulations or rules with which the Company determines it advantageous from a business or competitive perspective to so comply or to increase the total number or amount of Awards authorized for issuance under the Plan.

(c) Amendment of Awards. The Administrator may unilaterally amend or alter the terms of any Award theretofore granted, including any Phantom Unit Agreement, retroactively or otherwise, but no such amendment shall materially impair the previously accrued economic rights of the Participant to whom such Award was granted with respect to such Award without their written consent (except as provided for by the Plan), except such an amendment made to cause the Plan or such Award to comply with applicable law, regulation or rule in the manner described in this Section 11(b).

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12. General Provisions.

(a) Unfunded Status of Plan. Any right of a Participant to receive payments from the Company under the Plan shall be no greater than the right of an unsecured general creditor of the Company. The Plan is “unfunded” and all payments provided for under the Plan shall be paid in cash from the general funds of the Company or an Affiliate. No Participant shall have any interest in any specific asset of the Company as a result of the Plan or the grant of any Award hereunder. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, the Company and any Participant or any other person.

(b) Transferability of Awards. An Award (and the underlying Phantom Units) by its terms shall be personal and may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution. The Company may permit the payment of a Participant’s Award (or any portion thereof) after their death to the beneficiary most recently named by such Participant in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Participant by will or by the laws of descent and distribution. In the event any Award is transferred to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, in any such case pursuant to the terms and conditions of the Plan and the applicable Phantom Unit Agreement, and in accordance with such terms and conditions as may be specified from time to time by the Company, the Company shall be under no obligation to make any payment under such Award unless and until the Company is satisfied that the person or persons exercising or receiving such Award is the duly appointed legal representative of the deceased Participant’s estate or the proper legatee or distributee thereof or the named beneficiary of such Participant, as applicable.

(c) Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator or the Company, in any case in accordance with the terms and conditions of the Plan.

(d) Compliance with Section 409A.

(i) The Company intends that income provided to Participants pursuant to this Plan will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”). The provisions of this Plan shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Participants pursuant to this Plan. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Participants, the Company shall not be responsible or be liable for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by any Participant in connection with compensation paid or provided to the Participant pursuant to this Plan.

(ii) Notwithstanding anything set forth this Plan to the contrary, no amount payable pursuant to this Plan on account of a Participant’s termination of Service with the Company or an Affiliate which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

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(iii) It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(e) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

(f) Construction. The words “Section,” “subsection” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Phantom Unit Agreement with respect to one gender they shall be construed as though they were also used in any other gender (or no gender) in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

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